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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the application of our report dated February 10, 1997 in EVI, Inc.'s (formerly known as Energy Ventures, Inc.) annual report to shareholders included in this Form 8-K to the supplemental note to the financial statements included herein and labeled "Change and Stock Split." It should be noted that we have performed no audit procedures subsequent to February 10, 1997, the date of our report, except with respect to the supplemental note as to which the date is October 20, 1997. Furthermore, we have not audited any financial statements of EVI, Inc. as of any date or for any period subsequent to December 31, 1996.

ARTHUR ANDERSEN LLP

Houston, Texas
October 20, 1997